Exhibit 99.1

Chaparral Steel Company Reports Record Earnings for the Third Quarter

Midlothian, Texas – March 21, 2006 – Chaparral Steel Company (Nasdaq: CHAP) today reported record net income for its third quarter ended February 28, 2006 of $49.2 million ($2.06 per diluted share).  This represents an increase of $35.0 million compared to net income of $14.2 million ($0.62 per diluted share) for its third quarter of fiscal 2005 and is $15.2 million better than the previous record net income of $34.0 million ($1.44 per diluted share) recorded during the Company’s second quarter ended November 30, 2005.  Record operating profit of $82.1 million increased 140% compared to the third quarter of fiscal 2005 and exceeded the previous record set in the second quarter of this fiscal year by almost 38%.

“The results for the third quarter demonstrate the earning potential of our assets.  These results are a testament to our employees and their dedication to doing things right and focusing on maximizing the profitability of the products that we produce,” stated Tommy A. Valenta, President and Chief Executive Officer. “Improved global demand, industry consolidation and low cost production are the primary factors contributing to strong industry results.”

Shipments of 573,000 tons were the second best quarter in the Company’s history.  Shipments increased 43% compared to the third quarter of fiscal 2005 and were up almost 5% from the second quarter of this fiscal year.  Average selling prices of $600 per ton increased $4 from the third quarter of fiscal 2005 and almost $20 from the second quarter of this fiscal year.  Average metal margins of $423 per ton were 2% higher than the third quarter of fiscal 2005 and over 3% greater than the second quarter of this year.  Energy expense was down 20% from the second quarter as a result of a dramatic decrease in natural gas prices in January and February.

For the nine months ended February 28, 2006, the Company had record net income of $101.0 million ($4.29 per diluted share) compared to net income of $63.4 million ($2.78 per diluted share) for the first nine months of fiscal 2005.  While average selling prices were down less than 2%, total shipments of 1.72 million tons increased over 34%.

The Company ended the quarter with $152.3 million of cash, cash equivalents and short-term investments.

Based on current market conditions the fourth quarter should continue to provide similarly strong results.  The Company believes that end user demand for its products will remain strong. Historically, shipments in the fourth quarter are stronger than the third quarter but due to an unseasonably warm winter across the nation we expect shipments to be in line with the third quarter.  Metal margins should remain constant as our products are competitively priced to imports and scrap prices remain relatively stable. The prospects for higher energy costs due to warmer weather may have a negative impact on margins compared to third quarter results.

The Company’s Third Quarter Earnings Teleconference will be held tomorrow, March 22, 2005 at 11:00 a.m. Eastern Time. A real-time webcast of the conference is available by logging on to Chaparral’s website at www.chapusa.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, changes in costs of raw materials, fuel and energy, the impact of environmental laws, unexpected equipment failures, the effect of foreign currencies valuations and other regulations as more fully described in the Company’s Annual Report on SEC Form 10-K.

Chaparral Steel Company, headquartered in Midlothian, Texas, is the second largest producer of structural steel beams in North America. The Company is also a significant supplier of steel bar products. In addition, Chaparral is a leading North American recycling company. Additional information may be found at http://www.chapusa.com.

For further information contact Cary D. Baetz at 972-779-1032 or Terresa Van Horn at 972-779-1033.

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended February 28,		Nine months ended February 28,

	2006	2005	2006	2005

Net sales	$374,649	$259,119	$1,061,184	$799,019
Costs and expenses (income)
Cost of products sold	279,250	219,811	859,691	647,976
Selling, general and administrative	17,714	7,103	34,637	21,159
Interest	7,890	12,197	24,036	36,101
Other income, net	(4,367)	(1,922)	(9,760)	(3,751)

	300,487	237,189	908,604	701,485

Income before income taxes	74,162	21,930	152,580	97,534
Income taxes	24,918	7,683	51,582	34,151

Net income	$49,244	$14,247	$100,998	$63,383

Earnings per share:
Basic	$2.15	$0.62	$4.42	$2.78

Diluted	$2.06	$0.62	$4.29	$2.78

Average shares outstanding:
Basic	22,875	22,804	22,828	22,804

Diluted	23,868	22,804	23,520	22,804

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING INFORMATION
(Unaudited)

	Three months ended			Nine months ended

	February 28,		November 30,	February 28,

	2006	2005	2005	2006	2005

Net Sales (in 000’s)	374,649	259,119	348,130	1,061,184	799,019
Operating Profit (in 000’s)	82,052	34,127	59,490	176,616	133,635
Shipments (000’s)
Structural Mills	469	318	449	1,411	1,013
Bar Mill	104	83	99	313	270

Total	573	401	548	1,724	1,283

Price ($/Ton excluding delivery fees)
Structural Mills	$605	$572	$578	$562	$557
Bar Mill	577	687	590	573	643

Combined	$600	$596	$580	$564	$575

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	February 28, 2006	May 31, 2005

Assets
Current assets:
Cash and cash equivalents	$46,061	$9,287
Short-term investments	106,215	—
Accounts receivable – net	144,871	127,383
Inventories	179,628	246,223
Receivable from Texas Industries, Inc.	—	40,734
Prepaid expenses	13,248	11,097

Total current assets	490,023	434,724

Other assets:
Goodwill	85,166	85,166
Investments and deferred charges	16,707	5,099

	101,873	90,265

Property, plant and equipment:
Land and land improvements	95,656	93,937
Buildings	55,208	54,954
Machinery and equipment	1,029,655	1,025,475
Construction in process	33,605	28,074

	1,214,124	1,202,440
Less depreciation	611,298	575,187

	602,826	627,253

	$1,194,722	$1,152,242

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$76,949	$88,980
Accrued wages, taxes and other liabilities	55,732	20,933

Total current liabilities	132,681	109,913

Deferred income taxes and other credits	151,062	147,563
Long-term debt	300,000	—
Long-term payable to Texas Industries, Inc.	—	543,246
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 22,963,334 and 22,803,867 shares issued and outstanding, respectively	230	228
Additional paid-in capital	706,416	206,818
Retained earnings (deficit)	(95,667)	144,474

Total stockholders’ equity	610,979	351,520

	$1,194,722	$1,152,242

CHAPARRAL STEEL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine months ended February 28,

	2006	2005

Operating activities:
Net income	$100,998	$63,383
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	37,212	36,404
Deferred income taxes	260	25,419
Other – net	3,591	3,310
Changes in operating assets and liabilities
Accounts receivable-net	(17,487)	(14,374)
Inventories	66,595	(67,127)
Prepaid expenses	(966)	(6,983)
Accounts payable	(12,030)	(2,753)
Accrued wages, taxes and other liabilities	36,186	(778)
Other credits	972	435
Receivable from or payable to Texas Industries, Inc.	(10,286)	(26,277)

Net cash provided by operating activities	205,045	10,659

Investing activities:
Capital expenditures	(11,937)	(14,313)
Purchases of short-term investments	(1,426,735)	—
Sales of short-term investments	1,320,520	—
Other – net	(570)	(396)

Net cash used by investing activities	(118,722)	(14,709)

Financing activities:
Long-term borrowings	350,000	—
Debt retirements	(50,000)	—
Debt issuance costs	(9,500)	—
Dividend paid to Texas Industries, Inc.	(341,139)	—
Issuance of common stock	1,090	1

Net cash used by financing activities	(49,549)	1

Increase (decrease) in cash and cash equivalents	36,774	(4,049)
Cash and cash equivalents at beginning of period	9,287	8,575

Cash and cash equivalents at end of period	$46,061	$4,526